Exhibit 10.2

EMPLOYMENT AGREEMENT

As Amended and Restated as of March 17, 2023

THIS EMPLOYMENT AGREEMENT (“Employment Agreement”) is entered into as of the 17th day of March, 2023, among Life Storage, Inc., a Maryland corporation and Life Storage LP, a Delaware limited partnership (the “Corporation” or the “Partnership”, respectively and collectively, and each of their successors, the “Company”), and Alexander Gress (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company and the Executive are parties to a certain Employment Agreement dated as of January 2, 2023 (the “Existing Employment Agreement”);

WHEREAS, the Executive is and has been a valuable executive of the Company and an integral part of its management team; and

WHEREAS, the Company and the Executive desire to amend and restate the Existing Employment Agreement in its entirety to set forth the terms and conditions of the Executive’s continued employment with the Company.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

1. Employment.

(a) The Company hereby employs the Executive as Chief Financial Officer of the Company, and the Executive hereby accepts such employment, on the terms and subject to the conditions hereinafter set forth.

(b) During the term of this Employment Agreement, the Executive shall be and have the title of Chief Financial Officer of the Company and shall devote his entire business time and all reasonable efforts to his employment in that capacity with such other duties as may be reasonably requested from time to time by the Board of Directors of the Company, which duties shall be consistent with such position. For service as an officer and employee of the Company, the Company agrees that the Executive shall be entitled to the full protection of the applicable indemnification provisions of the Articles of Incorporation and By-laws of the Corporation (including the provisions for advances), as the same may be amended from time to time.

2. Compensation.

The Company will pay the Executive the salary and bonus and provide the benefits set forth in Exhibit A to this Employment Agreement.

3. Term.

This Employment Agreement shall have a continuous term until terminated as provided in Section 4.

4. Termination.

(a) Death or Retirement. This Employment Agreement will terminate upon the Executive’s death or retirement.

(b) Disability. The Company may terminate this Employment Agreement upon at least thirty (30) days’ written notice in the event of the Executive’s “disability.” For purposes of this Employment Agreement, the Executive’s “disability” shall be deemed to have occurred only after one hundred fifty (150) days in the aggregate during any consecutive twelve (12) month period, or after one hundred twenty (120) consecutive days, during which one hundred fifty (150) or one hundred twenty (120) days, as the case may be, the Executive, by reason of his physical or mental disability or illness, shall have been unable to substantially discharge his duties under this Employment Agreement. The date of disability shall be such one hundred fiftieth (150th) or one hundred twentieth (120th) day, as the case may be. In the event either the Company or the Executive, after receipt of notice of the Executive’s disability from the other, disputes whether the Executive’s disability shall have occurred, the Executive shall promptly submit to a physical examination by the chief of medicine of any major accredited hospital in the Buffalo, New York area and, unless such physician shall issue his written statement to the effect that in his opinion, based on his diagnosis, the Executive is capable of resuming his employment and devoting his full time and energy to discharging his duties within thirty (30) days after the date of such statement, such permanent disability shall be deemed to have occurred.

(c) Cause. The Company may terminate this Employment Agreement for “cause.” For purposes of this Employment Agreement, “cause” shall mean:

(i) The Executive’s fraud, commission of a felony, commission of an act or series of acts of dishonesty which are materially inimical to the best interests of the Company, or the Executive’s willful and substantial failure to perform his duties under this Employment Agreement, which failure has not been cured within a reasonable time (which shall not be less than thirty (30) days) after the Company gives notice thereof to the Executive;

(ii) The Executive’s material breach of any material provision of this Employment Agreement which breach, if capable of being cured, has not been cured in all substantial respects within thirty (30) days) after the Company gives notice thereof to the Executive; or

(iii) The Executive’s commission of an act of moral turpitude, dishonesty or fraud which would in the good faith determination of the Board of Directors of the Corporation (the “Board”) render his continued employment materially damaging or detrimental to the Company.

(d) Termination Without Cause. The Company may terminate this Employment Agreement without Cause by notifying the Executive in writing of its election to terminate at least thirty (30) days before the effective date of termination. The Executive may, on written notice to the Company, accelerate the effective date of termination to any other date of his choosing up to the date of notice of acceleration.

(e) Termination for Good Reason. The Executive may terminate this Employment Agreement for “Good Reason,” which shall mean the occurrence of one or more of the following events without his consent; provided that, in the case of events described in (i), (ii), (iii) or (iv), the Executive shall give the Company a written notice, within 90 days following the initial occurrence of the event, describing the event that the Executive claims to be Good Reason and stating the Executive’s intention to terminate employment unless the Company takes appropriate corrective action:

“Good Reason” shall exist if:

(i) the Company materially changes the Executive’s duties and responsibilities as set forth in this Employment Agreement or changes his title or position;

(ii) the Executive’s place of employment or the principal executive offices of the Company are located more than fifty (50) miles from the geographical center of Williamsville, New York;

(iii) the Company materially diminishes the salary, fringe benefits or other compensation being paid to the Executive;

(iv) there occurs a material breach by the Company of any of its obligations under this Employment Agreement; or

(v) the failure of any successor of the Company to furnish the assurances provided for in Section 7(c).

In the case of events described in (i), (ii), (iii) or (iv), the Company shall have thirty (30) days from the date of receipt of the written notice from the Executive stating his claim of Good Reason in which to take appropriate corrective action (the “Cure Period”). If the Company does not cure the Good Reason during such Cure Period, the Good Reason will be deemed to have occurred at the end of the Cure Period, and the Executive must resign within the thirty (30)-day period following the end of such Cure Period.

(f) Termination By Mutual Agreement. This Employment Agreement may be terminated by mutual agreement of the Company and the Executive.

(g) Resignation. The Executive may terminate this Employment Agreement at any time with sixty (60) days’ written notice to the Company, and the Company may accelerate the effective date of termination to any other date up to the date of notice of acceleration.

(h) Payment of Compensation Due. Regardless of how the Executive’s employment is terminated, (i) the Company will pay the Executive, on the effective date of termination or, if permitted by applicable law, as soon as administratively feasible following the effective date of termination, but in any event within fifteen (15) days thereafter, any accrued but unpaid salary through the date of the Executive’s effective date of termination, any accrued but unused vacation, any earned but unpaid bonus, and reimbursement of expenses incurred by the Executive through the date of termination but not yet paid to the Executive; and (ii) additionally, the Executive shall receive any other compensation or benefits that have vested through the effective date of termination or to which the Executive may be entitled in accordance with the applicable terms and conditions of each grant, award or plan.

5. Severance Payments.

(a) Termination Without Cause or for Good Reason. The Company will make the severance payments specified in Section 5(b) below if this Employment Agreement is terminated pursuant to Sections 4(d) (without Cause) or 4(e) (for Good Reason) hereof. In addition, the employee health and welfare benefits referred to in Exhibit A, Section 1(c) for the Executive (and the Executive’s eligible dependents) shall be continued for a period of thirty (30) months after termination of employment upon substantially the same terms as provided to the Executive (and the Executive’s eligible dependents) immediately before the Executive’s Separation from Service (including with respect to subsidization of the premiums by the Company); provided, however, that this continuation is not intended to reduce the amount of time that the Executive may obtain coverage at his own expense under the provision of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and comparable state law, except that the Executive’s coverage for such thirty (30)-month period shall be counted against and deducted from the maximum COBRA period (if the applicable maximum COBRA period is eighteen (18) months, then following the Executive’s coverage hereunder, the Executive shall be entitled to no further COBRA coverage under the Company’s group health plans). Notwithstanding the foregoing, in the event that the Executive’s (or the Executive’s eligible dependents’) participation in any such employee health and welfare benefits is not possible after the effective date of termination under the general terms and provisions of such employee health and welfare benefits or would give rise to penalties, the Company shall arrange to provide the Executive (and the Executive’s eligible dependents) with benefits substantially similar to those which the Executive (and the Executive’s eligible dependents) is entitled to receive under such employee health and welfare benefits or, alternatively, pay a lump sum amount equal to the reasonable value of such substantially similar benefits (with such lump sum payment to be made within sixty (60) days following the Executive’s Separation from Service, or if later, within sixty (60) days following a determination that such continued coverage is not possible or would give rise to penalties).

(b) Severance.

(i) Non-Change in Control Severance. In the event this Employment Agreement is terminated pursuant to Section 4(d) (without Cause) or Section 4(e) (for Good Reason) prior to, or more than two years after, a Section 409A Change in Control of the Company or a Non-Section 409A Change in Control of the Company, the Company will pay the Executive an aggregate amount equal to two (2) times the sum of:

(1) the Executive’s annual base salary in effect immediately prior to the date of the Executive’s Separation from Service (not taking into account any reduction to the Executive’s base salary that formed a basis for Good Reason); plus

(2) the bonus earned with respect to the calendar year immediately prior to the date of the Executive’s Separation from Service (provided, that for purposes of this Employment Agreement, the bonus deemed earned for the 2022 calendar year and paid in 2023 shall be $675,000) (collectively, the “Non-Change in Control Severance”).

(ii) Change in Control Severance. In the event this Employment Agreement is terminated pursuant to Section 4(d) (without Cause) or Section 4(e) (for Good Reason) at the time of or within two years after a Section 409A Change in Control of the Company or a Non-Section 409A Change in Control of the Company, the Company will pay the Executive an aggregate amount equal to the sum of:

(1)	two and a half (2.5) times the sum of:

A.	the greater of:

i.	the Executive’s annual base salary in effect immediately prior to the first to occur of a Section 409A Change in Control of the Company or the Non-Section 409A Change in Control of the Company, or

ii.

the Executive’s annual base salary in effect immediately prior to the date of the Executive’s Separation from Service (not taking into account any reduction to the Executive’s base salary that formed a basis for Good Reason); plus

B.	the greater of:

i.

the bonus earned with respect to the calendar year immediately prior to the first to occur of a Section 409A Change in Control of the Company or a Non-Section 409A Change in Control of the Company that has been paid or would have been paid in the year of the Section 409A Change in Control of the Company or the Non-Section 409A Change in Control of the Company, as applicable (provided, that for purposes of this Employment Agreement, the bonus deemed earned for the 2022 calendar year and paid in 2023 shall be $675,000), or

ii.

the bonus earned with respect to the calendar year immediately prior to the date of the Executive’s Separation from Service that has been paid or would have otherwise been paid for the year of the Executive’s Separation from Service had the Executive’s employment not been terminated (such greater amount pursuant to this subsection (B), the “Bonus Amount”); and,

(2) an amount equal to (A) the Bonus Amount, multiplied by (B) a fraction, the numerator of which is the number of days the Executive was employed by the Company from the first day of the calendar year in which the Separation from Service occurred (for the avoidance of doubt, including the day of the Executive’s Separation from Service), and the denominator of which is the number of total days in the calendar year.

(c) Severance Payments Without Change in Control. Except as set forth in Section 5(d) below, the severance payable pursuant to Section 5(b)(i) shall be paid in thirty (30) equal monthly payments, each in an amount equal to 1/30th of the aggregate amount of the severance payments. The thirty (30) monthly payments described in the preceding sentence shall be deemed a series of separate payments within the meaning of Treas. Reg. §1.409A-2(b)(2)(iii). The first six monthly payments shall be paid to the Executive in a lump sum within 30 days following his Separation from Service. The remaining twenty-four (24) monthly payments shall be paid to the Executive in twenty-four (24) separate payments on the first day of twenty-four (24) successive calendar months, with the first payment occurring on the first day of the seventh calendar month beginning after the date of the Executive’s Separation from Service. The parties affirm that it is their intent that the first six monthly payments be excluded from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) by reason of the “short-term deferral” rule set forth at Treasury Regulation §1.409A-1(b)(4).

(d) Severance Payments With Change in Control.

(i) Section 409A Change in Control. If this Employment Agreement is terminated pursuant to Section 4(d) (without Cause) or Section 4(e) (for Good Reason) within two years after a Section 409A Change in Control of the Company has occurred, or if a Section 409A Change in Control of the Company occurs while the Company is making Non-Change in Control Severance payments, the Executive shall receive the applicable severance payments specified in Section 5(b)(ii) (or the remaining balance thereof) in a lump sum. The lump sum shall be paid within thirty (30) days after the effective date of the Executive’s Separation from Service or, if the Section 409A Change in Control occurs after the Executive’s Separation from Service, within thirty (30) days after such Section 409A Change in Control. Notwithstanding the foregoing, the applicable severance payments specified in Section 5(b)(ii) shall not be paid to the Executive (except for the lump sum equal to six monthly payments provided in the third sentence of Section 5(c)) before the day following the six (6)-month anniversary of the Executive’s Separation from Service unless the Executive shall have received an opinion of counsel satisfactory to the Executive that payment before that date will not be a violation of Code Section 409A(a)(2)(B)(i) (concerning the six (6)-month delay rule). In the event that the Executive shall fail to obtain such an opinion of counsel, the Company or its successor shall, within thirty (30) days after the later of the Executive’s Separation from Service or the Section 409A Change in Control, transfer the remaining balance of the monthly payments due the Executive to a rabbi trust (similar to the trust described in Revenue Procedure 92-64) under a trust agreement that requires payment of such remaining balance to the Executive in a lump sum on the day following the six (6)-month anniversary of the Executive’s Separation from Service.

(ii) Non-Section 409A Change in Control. If this Employment Agreement is terminated pursuant to Section 4(d) (without Cause) or Section 4(e) (for Good Reason) within two years after a Non-Section 409A Change in Control of the Company has occurred, or if a Non-Section 409A Change in Control of the Company occurs while the Company is making Non-Change in Control Severance payments to the Executive pursuant to Section 5(b) and 5(c), the Company or its successor shall, within thirty (30) days after the Non-Section 409A Change in Control, transfer the remaining balance of the monthly payments due the Executive to a rabbi trust (similar to the trust described in Revenue Procedure 92-64) under a trust agreement that requires payment of such remaining balance to the Executive from the trust in accordance with the original payment schedule under Section 5(c).

(e) Reimbursement of Legal Fees and Expenses. The Company shall also reimburse the Executive (promptly upon documented request), the amount of all legal fees and expenses reasonably incurred by the Executive in connection with any good faith claim for severance compensation hereunder, including all such fees and expenses incurred in contesting or disputing, by arbitration or otherwise, any such termination or in seeking to obtain or enforce any right or benefit provided by this Employment Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder.

(f) No Obligation to Mitigate Damages. The Executive shall be under no obligation to mitigate damages with respect to termination and in the event the Executive is employed or receives income from any other source there shall be no offset therefor against the amounts due from the Company hereunder.

(g) Section 280G – Best After Tax Result. In the event that any payment or benefit received or to be received by the Executive pursuant to this Employment Agreement or otherwise (“Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this Section 5(g), be subject to the excise tax imposed by Section 4999 of the Code, any successor provisions, or any comparable federal, state, local of foreign excise tax (the “Excise Tax”), then such Payments shall be either (A) provided in full pursuant to the terms of this Employment Agreement or any other applicable plan, program, agreement or arrangement, or (B) provided as to such lesser extent which would result in no portion of such Payments being subject to the Excise Tax (the “Reduced Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax (including without limitation, any interest or penalties on such taxes), results in the receipt by the Executive, on an after tax-basis, of the greatest amount of payments and benefits provided for hereunder or otherwise, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax. In the event of a reduction of Payments, the Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Payments that are to be paid furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (i) cash payments not subject to Section 409A of the Code; (ii) cash payments subject to Section 409A of the Code; (iii) equity-based payments and acceleration; and (iv) non-cash forms of benefits.

6. Covenants and Confidential Information.

(a) The Executive acknowledges the Company’s reliance and expectation of the Executive’s continued commitment to performance of his duties and responsibilities during the term of this Employment Agreement. In light of such reliance and expectation on the part of the Company:

(i) During the term of this Employment Agreement and, during the one-year period following the termination of this Employment Agreement, the Executive shall not: (A) own, manage, control or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor or otherwise with, any other corporation, partnership, proprietorship, firm, association or other business entity engaged in the business of, or otherwise engage in the business of, acquiring, owning, developing or managing self-storage facilities; provided, however, that the ownership of not more than one percent (1%) of any class of publicly traded securities of any entity is permitted; or (B) directly or indirectly or by acting in concert with others, employ or attempt to employ or solicit for any employment competitive with the Company, any Company employees.

(ii) During and after the term of this Employment Agreement, the Executive shall not, directly or indirectly, disclose, divulge, discuss, copy or otherwise use or suffer to be used in any manner, in competition with, or contrary to the interests of, the Company, any confidential information relating to the Company’s operations, properties or otherwise to its particular business or other trade secrets of the Company, it being acknowledged by the Executive that all such information regarding the business of the Company compiled or obtained by, or furnished to, the Executive while the Executive shall have been employed by or associated with the Company is confidential information and the Company’s exclusive property; provided, however, that the foregoing restrictions shall not apply to the extent that such information (A) is clearly obtainable in the public domain, (B) becomes obtainable in the public domain, except by reason of the breach by the Executive of the terms hereof, (C) was not acquired by the Executive in connection with his employment or affiliation with the Company, (D) was not acquired by the Executive from the Company or its representatives, or (E) is required to be disclosed by rule or law or by order of a court or governmental body or agency.

(b) The Executive agrees and understands that the remedy at law for any breach by him/her of this Section 6 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that, upon adequate proof of the Executive’s violation of any legally enforceable provision of this Section 6, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach.

(c) The Executive has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon the Company under this Section 6, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which otherwise would be unfair to the Company, do not stifle the inherent skill and experience of the Executive, would not operate as a bar to the Executive’s sole means of support, are fully required to protect the legitimate interests of the Company and do not confer a benefit upon the Company disproportionate to the detriment to the Executive.

7. Miscellaneous.

(a) The Executive represents and warrants that he is not a party to any agreement, contract or understanding, whether of employment or otherwise, which would restrict or prohibit him from undertaking or performing employment in accordance with the terms and conditions of this Employment Agreement.

(b) The provisions of this Employment Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction nevertheless shall be binding and enforceable.

(c) Any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company must, within ten (10) days after the Executive’s request, furnish its written assurance that it is bound to perform this Employment Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place.

(d) Any controversy or claim arising out of or relating to this Employment Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Rules of the American Arbitration Association then pertaining in the City of Buffalo, New York, and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. The arbitrator or arbitrators shall be deemed to possess the powers to issue mandatory orders and restraining orders in connection with such arbitration; provided, however, that nothing in this Section 7(d) shall be construed so as to deny the Company the right and power to seek and obtain injunctive relief in a court of equity for any breach or threatened breach by the Executive of any of his covenants contained in Section 6 hereof.

(e) Any notice to be given under this Employment Agreement shall be personally delivered in writing or shall have been deemed duly given when received after it is posted in the United States mail, postage prepaid, registered or certified, return receipt requested, and if mailed to the Company, shall be addressed to the principal place of business of the Corporation and the Partnership, attention: Chief Executive Officer, and if mailed to the Executive, shall be addressed to him at his home address last known on the records of the Company, or at such other address or addresses as either the Company or the Executive may hereafter designate in writing to the other.

(f) The failure of either party to enforce any provision or provisions of this Employment Agreement shall not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Employment Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party’s right to assert all other legal remedies available to it under the circumstances.

(g) This Employment Agreement supersedes any prior agreements and understandings between the parties and may not be modified or terminated orally. No modification, termination or attempted waiver shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.

(h) This Employment Agreement shall be governed by and construed according to the laws of the State of New York.

(i) Captions and paragraph headings used herein are for convenience and are not a part of this Employment Agreement and shall not be used in construing it.

8. Code Section 409A Matters.

(a) Definitions. The following terms shall have the following meanings when used in this Employment Agreement:

(i) “Separation from Service” shall have the meaning provided at Treas. Reg. §1.409A-1(h).

(ii) “Section 409A Change in Control” shall mean a change in ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company within the meaning of Treas. Reg. §1.409A-3(i)(5).

(iii) “Non-Section 409A Change in Control” For the purposes of this Employment Agreement, a “Non-Section 409A Change in Control” shall be deemed to have occurred if any of the following have occurred:

(1) either (A) the Corporation shall receive a report on Schedule 13D, or an amendment to such a report, filed with the Securities and Exchange Commission pursuant to Section 13(d) of the Securities Exchange Act of 1934 (the “1934 Act”) disclosing that any person (as such term is used in Section 13(d) of the 1934 Act) (“Person”), is the beneficial owner, directly or indirectly, of twenty (20) percent or more of the outstanding stock of the Company or (B) the Company has actual knowledge of facts which would require any Person to file such a report on Schedule 13D, or to make an amendment to such a report, with the SEC (or would be required to file such a report or amendment upon the lapse of the applicable period of time specified in Section 13(d) of the 1934 Act) disclosing that such Person is the beneficial owner, directly or indirectly, of twenty (20) percent or more of the outstanding stock of the Corporation;

(2) purchase by any Person, other than the Company or a wholly-owned subsidiary of the Company or an employee benefit plan sponsored or maintained by the Company or a wholly-owned subsidiary of the Company, of shares pursuant to a tender or exchange offer to acquire any stock of the Corporation (or securities, including units of limited partnership interests, convertible into stock) for cash, securities or any other consideration provided that, after consummation of the offer, such Person is the beneficial owner (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of twenty (20) percent or more of the outstanding stock of the Corporation (calculated as provided in paragraph (d) of Rule 13d-3 under the 1934 Act in the case of rights to acquire stock);

(3) approval by the shareholders of the Corporation of (A) any consolidation or merger of, or other business combination involving, the Corporation in which the Corporation is not to be the continuing or surviving entity or pursuant to which shares of stock of the Corporation would be converted into cash, securities or other property, other than a consolidation or merger or business combination of the Corporation in which holders of its stock immediately prior to the consolidation or merger or business combination have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the consolidation or merger or business combination as immediately before, or (B) any consolidation or merger or business combination in which the Corporation is the continuing or surviving corporation but in which the common shareholders of the Corporation immediately prior to the consolidation or merger or business combination do not hold at least a majority of the outstanding common stock of the continuing or surviving corporation (except where such holders of common stock hold at least a majority of the common stock of the corporation which owns all of the common stock of the Corporation), or (C) any sale, lease, exchange or other transfer by operation of law or otherwise (in one transaction or a series of related transactions) of all or substantially all the assets of the Corporation or the Partnership;

(4) a change in the majority of the members of the Board within a twenty-four (24)-month period unless the election or nomination for election by the Corporation shareholders of each new director was approved by the vote of at least two-thirds of the directors then still in office who were in office at the beginning of the twenty-four (24)-month period; or

(5) more than fifty percent (50%) of the assets of the Corporation or the Partnership are sold, transferred or otherwise disposed of, whether by operation of law or otherwise, other than in the usual and ordinary course of its business.

(b) Rule Governing Payment Dates. In any case where this Employment Agreement requires the payment of an amount during a period of two or more days that overlaps two calendar years, the payee shall have no right to determine the calendar year in which payment actually occurs.

(c) Compliance with Section 409A. This Employment Agreement is intended not to trigger additional taxes and penalties under Section 409A of the Code and the final Treasury Regulations promulgated thereunder, whether by reason of the form or the operation of this Employment Agreement. The Employment Agreement shall at all times be interpreted, construed, and administered so as to avoid insofar as possible the imposition of excise taxes and other penalties under Section 409A of the Code. If any provision of this Employment Agreement would trigger additional taxes and penalties under Section 409A of the Code and the final Regulations promulgated thereunder, such provision shall to the extent legally permissible be applied in a manner that most nearly accomplishes its objective without triggering such additional taxes and penalties.

(d) Delay Period. Notwithstanding anything in this Employment Agreement to the contrary, to the extent (i) any payments or benefits to which the Executive becomes entitled under this Employment Agreement in connection with the Executive’s Separation from Service constitute deferred compensation subject to Section 409A of the Code and (i) the Executive is deemed at the time of such Separation from Service to be a “specified employee” under Section 409A of the Code, then such payments shall not be made or commence until the earliest of (A) the expiration of the six (6)-month period measured from the date of Executive’s Separation from Service; or (B) the date of Executive’s death following such Separation from Service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to the Executive, including (without limitation) the additional twenty percent (20%) tax for which the Executive would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to the Executive or the Executive’s beneficiary in one lump sum (without interest).

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IN WITNESS WHEREOF, the parties have executed this Employment Agreement on the 17th day of March 2023.

Executive’s Name/Signature

By:	/s/ Alexander Gress
Name:	Alexander Gress
Title:	Chief Financial Officer

LIFE STORAGE, INC.

By:	/s/ Joseph V. Saffire
Name:	Joseph V. Saffire
Title:	Chief Executive Officer

LIFE STORAGE LP

By:	LIFE STORAGE HOLDINGS INC.
General Partner

By:	/s/ Joseph V. Saffire
Name:	Joseph V. Saffire
Title:	Chief Executive Officer

Signature Page to Employment Agreement

EXHIBIT A

1. Compensation.

During the term of the Employment Agreement, the Company shall pay or provide, as the case may be, to the Executive the compensation and other benefits and rights set forth in this Section 1 of this Exhibit A.

(a) The Company shall pay to the Executive a base salary payable in accordance with the Company’s usual pay practices (and in the event no less frequently than monthly) of THREE HUNDRED AND SEVENTY FIVE THOUSAND DOLLARS ($ 375,000.00) per annum, subject to such increase (but not decrease) as may be determined by the Board from time to time, based upon the performance of the Company (on a consolidated basis) and the Executive.

(b) The Executive shall be entitled to participate in the Company’s Annual Incentive Compensation Plan for senior executives. The Company shall pay to the Executive incentive compensation, if any, which such Executive is entitled to receive pursuant to such plan for each calendar year not later than March 15 following the end of such calendar year (or at such time as may be provided in such plan), as determined by the Compensation Committee of the Board.

(c) The Company shall provide to the Executive such life, medical, hospitalization and dental insurance for himself, his spouse and eligible family members as may be available to other senior executive officers of the Company.

(d) The Executive shall participate in all retirement and other benefit plans of the Company generally available from time to time to employees of the Company and for which Executive qualifies under the terms thereof (and nothing in the Employment Agreement or this Exhibit A shall or shall be deemed to in any way effect the Executive’s right and benefits thereunder except as expressly provided herein.

(e) The Executive shall be entitled to such periods of vacation and sick leave allowance each year as are determined by the Compensation Committee of the Board.

(f) The Executive shall be entitled to participate in any equity or other employee benefit plan that is generally available to senior executive officers of the Company. The Executive’s participation in and benefits under any such plan shall be on the terms and subject to the conditions specified in the governing document of the particular plan.

(g) The Company shall reimburse the Executive or provide him with an expense allowance during the term of the Employment Agreement for travel, entertainment and other expenses reasonably and necessarily incurred by the Executive in connection with the Company’s business. The Executive shall furnish such documentation with respect to reimbursement to be paid hereunder as the Company shall reasonably request.